Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2012 Second Quarter Results

MONROVIA, Calif., Dec. 6, 2011 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its second quarter ending October 29, 2011.

“Continued demand for our unmanned aircraft and efficient energy systems, combined with effective execution by our team, produced second quarter revenue of $80.4 million, a year-over-year increase of 26%, and earnings per diluted share of $0.30, up from $0.01 a year ago,” said Tim Conver, AeroVironment chairman and chief executive officer.  “Backlog of $116.4 million is up 60% quarter-over-quarter and, combined with first half revenue of $142 million, provides good visibility into 75% of our full year performance guidance,” said Tim Conver.

Conver added, “Our small unmanned aircraft systems remain high value tools that directly empower the warfighter at a fraction of the cost of larger systems.  Continued expansion of our electric vehicle solutions rollout and the first announced deployment order for Switchblade agile munitions systems in September highlight the continued progress of two potentially significant long-term growth drivers for the business.  Even with the funding uncertainty affecting U.S. government procurement today, I am excited about AeroVironment’s value proposition and our long-term growth prospects.”

FISCAL 2012 SECOND QUARTER RESULTS

Revenue for the second quarter of fiscal 2012 was $80.4 million, up 26% over second quarter fiscal 2011 revenue of $63.8 million. The increase in revenue resulted from increased sales in our Unmanned Aircraft Systems (UAS) segment of $13.3 million and in our Efficient Energy Systems (EES) segment of $3.3 million.

Income from operations for the second quarter of fiscal 2012 was $9.6 million, an increase of $9.2 million from second quarter fiscal 2011 income from operations of $0.4 million. The increase in income from operations resulted from higher gross margin of $8.9 million and lower selling, general and administrative (SG&A) expense of $0.4 million, offset by higher research and development (R&D) expense of $0.1 million.

Net income for the second quarter of fiscal 2012 was $6.6 million, an increase of $6.3 million from second quarter fiscal 2011 net income of $0.3 million.

Earnings per diluted share for the second quarter of fiscal 2012 were $0.30, an increase of $0.29 from second quarter fiscal 2011 earnings per diluted share of $0.01.

FISCAL 2012 YEAR-TO-DATE RESULTS

Revenue for the first six months of fiscal 2012 was $142.4 million, up 40% from the first six months of fiscal 2011 revenue of $102.0 million. The increase in revenue resulted from higher sales in our UAS segment of $32.1 million and in our EES segment of $8.3 million.

Income from operations for the first six months of fiscal 2012 was $10.0 million, an increase of $16.9 million from the first six months of fiscal 2011 loss from operations of $6.9 million. The increase in income from operations resulted from higher gross margin of $18.5 million and lower R&D expense of $0.3 million, offset by higher SG&A expense of $1.9 million.

Net income for the first six months of fiscal 2012 was $6.9 million, an increase of $10.1 million from the first six months of fiscal 2011 net loss of $3.2 million.

Earnings per diluted share for the first six months of fiscal 2012 were $0.31, an increase of $0.46 from the first six months of fiscal 2011 loss per share of $0.15.

BACKLOG

As of October 29, 2011, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $116.4 million compared to $82.9 million as of April 30, 2011.

FISCAL 2012 — OUTLOOK FOR THE CURRENT QUARTER AND FULL YEAR

For the third quarter of fiscal year 2012, the Company expects revenue of $80 to $90 million, and earnings per share of $0.35 to $0.45 on a fully diluted basis.

For fiscal year 2012, the Company reiterates its revenue guidance of $321 million to $336 million, and earnings per share of $1.28 to $1.35 on a fully diluted basis.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, December 6, 2011, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer, and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the Company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, December 6, 2011, at approximately 4:30 p.m. Pacific Time through Tuesday, December 13, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 25758255. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  Agencies of the U.S. Department of Defense and allied military services use the company’s battery-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010

Revenue:
Product sales	$47,858	$32,494	$77,157	$44,714
Contract services	32,514	31,287	65,212	57,295
	80,372	63,781	142,369	102,009
Cost of sales:
Product sales	28,499	20,646	46,371	29,332
Contract services	21,243	21,360	43,653	38,866
	49,742	42,006	90,024	68,198
Gross margin	30,630	21,775	52,345	33,811
Selling, general and administrative	12,240	12,685	25,940	24,056
Research and development	8,816	8,689	16,402	16,661
Income (loss) from operations	9,574	401	10,003	(6,906)
Other income:
Interest income	106	45	184	166
Income (loss) before income taxes	9,680	446	10,187	(6,740)
Provision (benefit) for income taxes	3,093	184	3,274	(3,559)
Net income (loss)	$6,587	$262	$6,913	$(3,181)
Earnings (loss) per share data:
Basic	$0.30	$0.01	$0.32	$(0.15)
Diluted	$0.30	$0.01	$0.31	$(0.15)
Weighted average shares outstanding:
Basic	21,763,927	21,565,969	21,743,990	21,555,864
Diluted	22,255,943	22,027,155	22,244,697	21,555,864

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share and per share data)

	October 29, 2011	April 30, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,589	$62,041
Short-term investments	78,782	126,839
Accounts receivable, net of allowance for doubtful accounts of $877 at October 29, 2011 and $639 at April 30, 2011	25,571	44,376
Unbilled receivables and retentions	21,676	21,966
Inventories, net	41,435	38,137
Deferred income taxes	2,596	2,300
Prepaid expenses and other current assets	2,974	2,372
Total current assets	271,623	298,031
Long-term investments	22,556	6,275
Property and equipment, net	18,841	17,498
Deferred income taxes	9,733	9,762
Other assets	186	181
Total assets	$322,939	$331,747
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,617	$31,134
Wages and related accruals	12,831	15,458
Income taxes payable	2,372	7,404
Other current liabilities	8,343	7,384
Liability for uncertain tax positions	724	724
Total current liabilities	43,887	62,104
Wages and other accruals	981	762
Deferred rent	1,185	1,275
Liability for uncertain tax positions	4,138	4,138
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000
None issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 22,098,896 at October 29, 2011 and 21,949,884 at April 30, 2011	2	2
Additional paid-in capital	122,089	119,765
Accumulated other comprehensive loss	(741)	(784)
Retained earnings	151,398	144,485
Total stockholders’ equity	272,748	263,468
Total liabilities and stockholders’ equity	$322,939	$331,747

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended
	October 29, 2011	October 30, 2010
Operating activities
Net income (loss)	$6,913	$(3,181)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	4,141	5,493
Provision for doubtful accounts	246	248
Deferred income taxes	(296)	(280)
Stock-based compensation	1,535	1,077
Tax benefit from exercise of stock options	376	109
Excess tax benefit from stock-based compensation	(90)	—
Gain on sale of property and equipment	—	(56)
Changes in operating assets and liabilities:
Accounts receivable	18,559	5,098
Unbilled receivables and retentions	290	2,133
Inventories	(3,298)	(8,001)
Income tax receivable	—	(2,351)
Other assets	(607)	(400)
Accounts payable	(11,517)	1,559
Other liabilities	(6,481)	(5,463)
Net cash provided by (used in) operating activities	9,771	(4,015)
Investing activities
Acquisitions of property and equipment	(5,484)	(3,553)
Proceeds from the sale of property and equipment	—	94
Net sales of held-to-maturity investments	31,623	55,093
Net sales of available-for-sale investments	225	200
Net cash provided by investing activities	26,364	51,834
Financing activities
Excess tax benefit from stock-based compensation	90	—
Exercise of stock options	323	180
Net cash provided by financing activities	413	180
Net increase in cash and cash equivalents	36,548	47,999
Cash and cash equivalents at beginning of period	62,041	28,665
Cash and cash equivalents at end of period	$98,589	$76,664

Supplemental disclosure:
Unrealized gain (loss) on long-term investments recorded in other comprehensive income (loss), net of deferred taxes of $30 and $10, respectively	$43	$(15)

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Six Months Ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010
Revenue:
UAS	$66,931	$53,616	$119,136	$87,063
EES	13,441	10,165	23,233	14,946
Total	80,372	63,781	142,369	102,009
Gross margin:
UAS	27,224	17,434	47,429	27,804
EES	3,406	4,341	4,916	6,007
Total	30,630	21,775	52,345	33,811
Selling, general and administrative	12,240	12,685	25,940	24,056
Research and development	8,816	8,689	16,402	16,661
Income (loss) from operations	9,574	401	10,003	(6,906)
Interest income	106	45	184	166
Income (loss) before income taxes	$9,680	$446	$10,187	$(6,740)

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com